Dyax Corp. has requested that portions of this document be accorded confidential treatment pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended. Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks [*****] denote such omission.

CONFIDENTIAL DOCUMENT
Exhibit 10.5

Manufacturing Services Agreement

This Manufacturing Services Agreement, together with any Work Orders attached hereto (collectively, this "Agreement"), is made and entered into as of February 20, 2015 (the "Effective Date") by and between Cook Pharmica LLC, an Indiana limited liability company having its principle place of business at 1300 South Patterson Drive, Bloomington, Indiana 47403 (“Cook”) and Dyax Corp., a company organized under the laws of the State of Delaware, USA, having a principle place of business at 55 Network Drive, Burlington, Massachusetts, USA ("Dyax"). Cook and Dyax are referred to herein individually as a "Party" and collectively as the "Parties.”

WHEREAS, Cook provides a full range of bioprocessing services to the biopharmaceutical industry, including validation and commercial drug product manufacturing services.

WHEREAS, Dyax desires Cook to perform Services (as hereinafter defined) in accordance with the terms of this Agreement related to validation and the production of CGMP material suitable to supply clinical trials and commercial markets that meets FDA and EMA acceptance criteria, and Cook desires to perform such services.

NOW, THEREFORE, in consideration of the above statements and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

1.    Definitions. Unless the context requires otherwise, words and phrases defined in any other part of this Agreement shall bear the same meanings in this Article 1, references to Work Orders are references to work orders to this Agreement, and references to Sections are references to sections of this Agreement. In the event of a conflict between a term in any executed Work Order or any supplemental or additional term agreed to in writing from time to time between the Parties and this Agreement, this Agreement will prevail, unless expressly stated otherwise. As such, the following terms when used in this Agreement, shall, except where the context otherwise requires, have the following meanings.
1.1    "Affiliate" means any company, partnership or other entity which directly or indirectly controls, is controlled by or is under common control with the relevant Party to this Agreement. "Control" means the ownership of at least fifty per cent (50%) of the equity of the entity or the legal power to direct the general management and policies of the entity.

1.2     "Agreement" means this Agreement, together with any fully executed Work Orders.
1.3     "Background Intellectual Property" means any Intellectual Property owned by or in the possession of a Party (and to which that Party has the rights): (i) as of the date of this Agreement; or (ii) thereafter either (a) acquired independently of this Agreement, or (b) developed independently of this Agreement by any employee of that Party without reference or reliance upon any of the Confidential Information disclosed by the other Party.
1.4    "Batch" means a specific quantity of Drug Product comprising a number of Units mutually agreed upon by the Parties that is: (a) is expected to have uniform character and quality within specified limits, and (b) is produced according to a single manufacturing order during the same cycle of Production.
1.5    "Batch Record Package" is a compilation of records containing the Production history and control of a Product. These records are generated by Cook manufacturing and Cook quality control and reviewed and approved by Cook quality assurance. Batch Record Package includes executed Batch Production Records that contain bill of materials, manufacturing instructions, formulas, appropriate packaging instructions, deviation documentation including out of specification investigations, environmental monitoring records, laboratory test records, COA, and additional documentation as required by the Work Order.
1.6    "Batch Production Record" or "BPR" means a record of one or more manufacturing steps of a Batch (e.g. thawing, aseptic filling, inspection, and packaging) and made concurrently with the Manufacture.

1.7     “BLA” means Biologic Licensing Application.
1.8    "Business Day" means a day that is not a Saturday, Sunday or a day on which banking institutions in Boston, Massachusetts, USA are authorized by law to remain closed.
1.9    "Certificate of Analysis" or "COA" means a document listing the test results, certifying that the Product has met Product Specifications.
1.10    “Certificate of Compliance” or “COC” means the certificate to be issued by Cook stating that the Drug Product was Produced and tested in compliance with: (i) applicable cGMP guidelines, (ii) terms of this Quality Agreement, and (iii) internal policies and procedures.
1.11    "CGMP" or "Good Manufacturing Practices" means those current practices, as amended from time to time, related to the manufacture of biologics as set forth in the FDCA and such standards of good manufacturing practice as are required by the FDA or other Regulatory Authorities (as defined herein), and as promulgated under the US Federal Food Drug and Cosmetic Act at 21 CFR Chapters 210, 211, 600 and 610, the Guide to Good Manufacturing Practices for Medicinal Products as promulgated under European Directive 2003/94//EC and ICH Guidance Q7A (Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients).
1.12    "CGMP Product" means Product which is required under Work Orders to be manufactured in accordance with CGMP.
1.13    “Commercially Reasonable Efforts” means, with respect to the activities under this Agreement, the efforts and resources used by a reputable biopharmaceutical contract development and manufacturing organization for drug products of similar nature, complexity and developmental stage.
1.14    “Component Specifications” means the Specifications and testing to be performed for the Components, as set forth in the relevant Work Order.
1.15    “Components” means all components (such as vials, plungers, stoppers and syringes) used by Cook in the Production of Drug Product under this Agreement. Components are listed in the relevant Work Order, and are identified as either Components supplied by Dyax (“Dyax-Supplied Components”) and/or Components supplied by Cook (“Cook-Supplied Components”).
1.16    "Confidential Information" means all information concerning the know-how, ideas, concepts, inventions, pricing, Third Party information, business, technical or financial data concerning the Specifications, Master Batch Records, the Drug Substance or the Drug Product, whether disclosed directly or indirectly in writing, orally, electronically or by drawings or observation. Confidential Information does not include information that is: (i) already known by receiving Party; (ii) obtained by receiving Party from a Third Party that is not under a duty of confidentiality to the disclosing Party; (iii) in the public domain; or (iv) independently developed by the receiving Party; in each case as evidenced by contemporaneous written record.

1.17    "Conforming Batch" means a Batch which meets the following requirements: (i) has been produced in accordance with CGMP; (ii) meets the Drug Product Specification; (iii) adheres to all applicable laws; and (iv) has been produced in accordance with the Master Batch Record.
1.18    “Cook Disposition” means Cook disposition of Drug Product following Cook Quality review of executed Batch documentation resulting in a Batch Record and generation of a Certificate of Analysis for those assays performed by Cook and Certificate of Compliance stating that the Drug Product was Produced in accordance with Specifications and CGMPs (if applicable) and deemed a Conforming Batch, or resulting in a Batch Record and a document stating the Batch was rejected and deemed a Non-Conforming Batch.
1.19    "Cook Factor" means a situation in which Cook did not carry out (or has not yet carried out) the Services as set forth in a fully executed Work Order, including but not limited to process validation and manufacturing Drug Product in accordance with Section 1.11, CGMP, Master Batch Record, Specification and/or supporting standard operating procedures.
1.20    "Cook Know-How" means all technical and other information and materials, ideas, concepts, methods, procedures, designs, documents, data, inventions, discoveries and works of authorship (in each case, whether or not patentable) known to Cook from time to time other than Dyax Confidential Information and information in the public domain.
1.21    “Cook Project Product Code” means the identifying alphanumeric code established by Cook to identify the final packaged Product as set forth in the relevant Work Order.

1.22    “Dedicated Equipment” means the capital equipment identified on a relevant Work Order that is dedicated for use in the provision of the Services.
1.23    "Deliver," "Delivered" or "Delivery" has the meaning ascribed to it by Section 7.2.
1.24    "Delivery Date" means the date a Batch of Product is Delivered to Dyax.
1.25    "Drug Master File" or “DMF” is a submission to the FDA or other Regulatory Authority that may be used to provide Confidential Information on Products Produced the Facility.
1.26    "Drug Product" or "DP" means the final finished dosage form of DX-2930 produced by the filling process from Drug Substance.
1.27    "Drug Product Specification" means the specification for Drug Product as defined in this Agreement.
1.28    "Drug Substance" or "DS" means the bulk purified recombinant protein DX-2930 that is produced by the cell culture and purification process from the Working Cell Bank “WCB”.
1.29    "Drug Substance Specification" means the Specification for Drug Substance as defined in this Agreement.
1.30    "Dyax Disposition" means Dyax disposition of Drug Product following Dyax Quality review of executed Batch documentation and generation of a Certificate of Analysis and a Certificate of Conformance for those assays performed by Dyax or on Dyax’s behalf by Third Parties stating that the Drug Product was Produced in accordance with Specifications and CGMPs (if applicable) and deemed a Conforming Batch, or a document stating the Batch was rejected and deemed a Non-Conforming Batch.
1.31    "Dyax Materials" means the materials supplied by Dyax to Cook and identified as such in Work Orders hereto, including without limitation, Drug Substance and Dyax-Supplied Components.
1.32    “EMA” means the European Medicines Agency and any successor agency or entity that may be established hereafter.
1.33    "Facility" means Cook’s manufacturing, laboratory and warehouse facilities located at 1300 South Patterson Drive, Bloomington, IN 47403, agreed to in writing by the Parties.
1.34    “FDA” means the United States Food and Drug Administration and any successor agency or entity that may be established hereafter.
1.35    "Force Majeure" means any cause beyond the reasonable control of the Party (or its Affiliates, suppliers, public utilities, or common carriers) in question which for the avoidance of doubt and without prejudice to the generality of the foregoing, including, without limitation, acts of God (including but not limited to earthquake, tornado or hurricane), governmental actions, laws or regulations of any government or agency thereof (that could not reasonably have been expected or anticipated on the Effective Date following diligent inquiry into current and proposed federal, state, local and other regulatory requirements), war, terrorism, civil commotion, damage to or destruction of production facilities or materials, scientific or technical events, labor disturbances (whether or not any such labor disturbance is within the power of the affected Party to settle), and epidemic.
1.36    "Intellectual Property" means all know-how, inventions, discoveries, devices, data, patents, designs, copyrights, or other industrial or intellectual property and all applications therefore.

1.37    “MAA” means Marketing Authorization Application.

1.38     "Master Batch Record" or "MBR" means a master production instruction of the manufacturing steps (e.g. thawing, aseptic filling, inspection, packaging). An MBR is based on the technology transfer documents from Dyax transcribed into a format consistent with Cook’s standard documentation.
1.39    "Non-Conforming Batch" means a Batch which, after review of the Batch Record Package, does not meet the requirements of a Conforming Batch.
1.40    “Person” means an individual or legal entity.

1.41    "Price" means the price specified in Work Orders for the Services.
1.42    “Process Consumables” shall mean materials used as an aid in the Production of Product that do not become part of the finished Product, including but not limited to: filters, tubing, and bags.
1.43    "Produce” or “Production" means the process for the production of Drug Product, including any improvements or modifications thereto from time to time.
1.44    "Product" means all or any part of the DX-2930 Batch manufactured (including any sample thereof), particulars of which are set out in Work Orders and includes all derivatives of DX-2930.
1.45    “Product Availability Date” means the date that Product is made available to Client or its designated carrier in accordance with the Delivery Terms.
1.46    “Product Invention” means any Invention that relates directly to the Product and that is: (a) first conceived and reduced to practice during the Term in the course of, and as a direct result of, performing the Production; and (b) uses Dyax Materials. For the avoidance of doubt, a Product Invention shall include Inventions made solely by employees of Cook, employees of Dyax or jointly by employees of Cook and employees of Dyax.
1.47    “Project Invention” means any Invention first conceived and reduced to practice during the Term in the course of, and as a direct result of performing the Production, excluding Product Inventions. For the avoidance of doubt, a Project Invention shall include Inventions made solely by employees of Cook, employees of Dyax or jointly by employees of Cook and employees of Dyax.
1.48    "QA Management" means the organizational unit responsible for CGMP Product disposition.
1.49    "Quality Agreement" shall mean an agreement setting out: (i) the mutually agreed quality standards applicable for the manufacture of the Drug Product in accordance with CGMP; and (ii) the roles and responsibilities of each Party's personnel in relation to quality assurance matters, in the form to be attached as Appendix C, and which will be executed by the Parties in connection with the execution of this Agreement.
1.50    “Regulatory Approval” means all authorizations by the appropriate Regulatory Authority necessary for commercial sale in a jurisdiction, including without limitation, approval of labeling, price, reimbursement and Production.
1.51     “Regulatory Authority” means any national, state, provincial, or local or any foreign or supranational government, governmental, regulatory or administrative authority, agency or commission of any court, tribunal or judicial or arbitral body.
1.52    “Release” means either a Cook or Dyax Disposition of a Batch as a Conforming Batch.
1.53    "Services" means all or any part of the services that are the subject of this Agreement as described in Appendix A, the particulars of which will be set out in fully executed Work Orders.
1.54    "Specification(s)" means a document containing a list of tests, references to analytical procedures, and appropriate acceptance criteria which are numerical limits, ranges, or other criteria for the tests described, establishing the set of criteria to which the Drug Product should conform, as agreed upon between the Parties, and includes without limitation, Drug Substance Specifications and/or Drug Product Specifications. The Specification(s) may be modified from time to time as mutually agreed to by the Parties in writing.
1.55    “Supply Deficiency” means, in the case of the failure by Cook, to produce the amount of Drug Product at least equal to the amount specified in the relevant Work Order.
1.56    "Terms of Payment" means the terms of payment specified in 9.3.
1.57    “Testing Standards and Procedures” means, with respect to each Product Produced hereunder, the written standards and procedures for evaluating compliance with the applicable Product Specifications, as mutually agreed upon in writing by Dyax and Cook, and incorporated in the applicable relevant Work Order.
1.58    "Third Party Laboratories" means any Third Party utilized by Cook, with Dyax' prior written approval, subcontracted to perform Services.

1.59    "Third Party" means any Party other than Dyax, Cook and their respective Affiliates.
1.60    “Unit” means an individually packaged dose of a Drug Product, including by way of example, a vial, cartridge, or prefilled syringe, as specified in the applicable Work Order.
1.61    "Work Order" means a project plan or similar document that specifies Services to be performed by Cook under this Agreement and that is approved in writing and signed by both Parties. Work Orders shall be attached to, and/or specifically reference, this Agreement. Work orders shall be deemed an integral part hereof, provided, however, that the terms and conditions of this Agreement shall be controlling over any terms and conditions included in any Work Order and any term or condition of such Work Order that is different from or contrary to the terms and conditions of this Agreement shall be void.

2.    Scope of Services; Management; Work Orders; Performance
2.1     Services.
2.1.1    A description of the overall scope of the Services which specifies the design, information desired, outcomes desired, estimated duration of the Services and other matters pertinent to completion of the Services is attached to this Agreement as Appendix A. Cook shall complete its obligations to perform the Services (including providing the Facility, equipment, materials, and methods, and a sufficient number of suitably skilled staff necessary to successfully achieve the Services) as set forth in Appendix A and shall use Commercially Reasonable Efforts to successfully achieve the milestones as set forth in Appendix A (the "Milestones"), as they may be amended from time to time in Work Orders after the execution of this Agreement. Promptly following Agreement approval, the Parties will work in good faith to develop a project plan to meet the Milestones.
2.1.2    The core regulatory and/or technical support associated with maintaining the CGMP state of the facility, maintaining quality systems to ensure CGMP compliance, completing any investigations resulting from manufacturing and quality activities shall be at Cook’s cost. Work beyond the scope of Services can be provided by Cook to Dyax as required, and is subject to mutual written agreement of the Parties. Additionally, Cook shall respond in a timely manner to all Dyax inquiries regarding the status of validation and manufacturing activities under this Agreement, and shall use Commercially Reasonable Efforts to respond to most inquiries promptly.
2.1.3    When reasonably required by Cook, Dyax shall provide to Cook suitably skilled, educated and technical employees or representatives with knowledge of Dyax's materials and/or the Services for the purpose of facilitating and assisting the technology transfer to Cook to enable to perform the Services hereunder. Dyax shall ensure that such employees or representatives will be subject to enforceable obligations of confidentiality preventing them from using any information of a confidential nature which they acquire during such visit; and obey the rules at Cook’s facility with regard to health and safety, and CGMP. Additionally, Dyax has the right to have two (2) representatives on-site at the Facility during the performance of Services. Such representatives will have access to all areas where Services are being performed (provided that those representatives do not interfere with Cook’s work for Cook’s other clients and must be accompanied by a Cook representatives at all times). Dyax will coordinate with Cook in order to minimize the impact of their presence on Cook’s operations, and will comply with Cook’s policies and procedures. Cook shall provide suitable office space for such representatives with usual and customary support such as internet service.
2.1.4    All Services performed by Cook hereunder shall be completed in accordance with all applicable laws and regulations.

2.2    Management.

2.2.1    Cook and Dyax will appoint Project Leaders as their principal points of contact. The Parties shall form a Joint Project Team ("JPT") comprised of representatives from the development, manufacturing, quality, and regulatory functions and the Project Leaders from each of the Parties. The JPT shall determine the [*****] relating to the Product at the Facility. The JPT will meet regularly to review progress and [*****] the [*****] and [*****] to the [*****], and provide [*****] and [*****] as needed. In the event that the JPT is unable to reach a decision on any matter, the issue shall be referred to the Steering Committee as defined below in Section 2.2.2.

2.2.2    In addition to the JPT, the Parties shall also form a Steering Committee which shall comprise a minimum of two (2) and an equal number of representatives ("Representatives") from each of Cook and Dyax, and each Party shall notify the other of its selected Representatives. Each Representative shall carry an [*****] and proxy votes may be granted by Representatives to their fellow Representative(s) if they are unable to attend meetings. The Steering Committee will take action by [*****] its Representatives. Each Party shall be entitled to change their respective nominated Representatives at any time and shall promptly give written notice of the change to the other Party. The quorum for the Steering Committee shall be a minimum of two (2) Representa-tives from each Party. The Steering Committee shall meet in person or by tele-phone. The Steering Committee shall meet at such times as the Steering Committee determines reasonably necessary to monitor the progress of the Services and to resolve issues arising therefrom. If the Steering Committee is unable to resolve the matter, it shall be referred to the President of Cook and the Chief Executive Officer of Dyax.

2.3     Work Orders.
2.3.1    Dyax and Cook shall complete and execute a Work Order before Services are provided. Each Work Order will include information relating to the specific Services and timelines agreed to by the Parties and the price for such Services. Such timelines and prices shall be consistent with this Agreement unless one Party provides a justification for a change and the other Party approves the change; such approval shall not be unreasonably withheld. Once signed by both Parties, a Work Order becomes a part of this Agreement, although the terms in a Work Order will govern only Services described in that Work Order. In the event that the terms of any Work Order are inconsistent with the terms of this Agreement, this Agreement shall control, unless otherwise explicitly agreed to in writing by the Parties. No Work Order shall be deemed to modify this Agreement. Upon execution of any Work Order, such plan shall be deemed to be incorporated herein.
2.3.2    Dyax considers performance of the Services in accordance with the Milestones in this Agreement and the Forecasting and Ordering Process defined in Article 3 to be important. If Cook reasonably believes that it will be unable to complete the Services in a Work Order in accordance with the scope, schedule and cost in the Work Order, then Cook shall promptly notify Dyax in writing, but in any case within [*****] Business Days. If Dyax reasonably believes that Cook will be unable to complete the Services in a Work order in accordance with the scope, schedule and cost, then Dyax shall promptly notify Cook in writing, but in any case within [*****] Business Days.
2.3.3    If it is reasonably possible (taking into account Cook’s obligations as a government contractor, to Dyax, and to its other clients) for Cook to address the issue by performing or re-performing, as applicable, the incomplete or non-conforming portions of the Services within [*****] calendar days of such written notice, then Cook shall perform or re-perform, as applicable, the incomplete or non-conforming portions of the Services as soon as reasonably possible within such [*****] calendar day period. This performance or re-performance shall be provided at Cook’s cost (including the cost of components and supplies if re-performance is required due to a Cook Factor) if the delay was caused by a Cook Factor, and at Dyax’s cost if not caused by a Cook Factor. Cook will use Commercially Reasonable Efforts to continue, initiate or re-initiate, as applicable, such incomplete or non-conforming portions in the next available space in its facilities. All Services requiring materials which are purchased by Cook are subject to correct and punctual supply of Cook’s suppliers, and Cook will use Commercially Reasonable efforts to promptly procure all materials, Components, and supplies required to initiate or re-initiate, as applicable, such incomplete or non-conforming portions.
2.3.4    If it is not reasonably possible for Cook to initiate or re-initiate, as applicable, such incomplete or non-conforming portions within [*****] calendar days of written notice, Cook shall reschedule the Services as soon as possible using Commercially Reasonable Efforts and taking into account Cook’s obligations as a government contractor, to Dyax and to its other clients. If initiation or re-initiation of the incomplete or non-conforming portions of the Services cannot be commenced within [*****] calendar days or if the Parties cannot agree on a schedule for initiation or re-initiation, as applicable, Dyax may, at its option, terminate this Agreement immediately upon written notice to Cook.
2.4    Materials.
2.4.1     Dyax, at Dyax’s sole expense, shall deliver or cause to be delivered: (i) a reasonably sufficient amount of Drug Substance and applicable Certificate of Analysis therefor and (ii) all other Dyax-Supplied Components, all to be delivered to Cook at least [*****] days in advance of the date set forth in the applicable Work Order for Production of such Drug Product. Except as may specifically be set forth in the Services and/or applicable Purchase Order or Work Order, on receipt of the Drug Substance and Dyax-Supplied Components as set forth above, Cook’s sole obligation with respect to evaluation of the Drug Substance and Dyax-Supplied Components shall be to perform an identification test on Drug Substance and review the accompanying Certificate of Analysis to confirm that the Drug Substance and Dyax-Supplied Components (if applicable) conform with the relevant Specifications.
2.4.2     Dyax shall provide Cook a Material Safety Data Sheet for Drug Substance and Drug Product. Cook shall notify Dyax of any unusual adverse health or environmental occurrence relating to the Drug Product, including, but not limited to any claim or complaint by any Cook employee or third party that the operations of Cook pursuant to this Agreement have resulted in any adverse health or safety effect on an employee or third party. Cook and Dyax both agree to advise each other promptly of any safety or toxicity problems of which they become aware regarding the Product.
2.4.3    Cook shall at all times use reasonable efforts to keep the Dyax Materials secure and safe from loss or damage, but in no case shall Cook be obligated to use efforts greater than Cook uses to store its own material of similar nature; and will not transfer to any part of the Dyax Materials or the Drug Product, except to Third Party Laboratory as may be permitted in a relevant Work Order.
2.4.4    Cook shall audit and qualify all Product-related vendors and suppliers of Cook-Supplied Components, and all materials required to perform the Services unless the responsibility for those audits and qualifications is specifically assumed by Dyax under a relevant Work Order. Dyax shall certify and audit all vendors and suppliers of Dyax Materials unless the responsibility for such certification and audits is specifically assumed by Cook under the relevant Work Order.
2.4.5    Dyax shall supply to Cook, or cause to be shipped to Cook, all Dyax-Supplied Components at Dyax’s expense.
2.4.6    Cook will use Commercially Reasonable Efforts to purchase the Cook-Supplied Components in quantities sufficient to meet Dyax’s Work Orders. All Services requiring materials which are purchased by Cook are subject to correct and punctual supply of respective suppliers. Cook shall place orders for materials in accordance with the order lead times of the respective suppliers and Cook’s supply chain practices to allow sufficient time for sampling, testing, and Release by Cook of such materials to achieve on-time performance of the Services. Dyax shall reimburse Cook for the Cook-Supplied Components as set forth in the relevant Work Order. Generation of invoices and payment for Cook-Supplied Components shall be made in accordance with Article 9 of this Agreement. Materials purchased by Cook at the request of and paid for by Dyax which are not used in the performance of the Services will be the property of Dyax.
2.4.7    Cook and Dyax will develop a bill of materials and safety stock policies for the process validation and commercial Batches. The bill of materials and safety stock policies may be changed from time to time upon mutual agreement of the Parties.
2.4.8    Unless otherwise specifically agreed in a Work Order, Cook’s markup on Cook Supplied Materials, Cook-Supplied Components and Dedicated Equipment shall be [*****].
2.5    Specification. The Specification on-file with the FDA for Drug Product (included as Appendix B to this Agreement) will be transcribed into a Material Specification Sheet (“MSS”) in Cook’s standard form, and shall be approved by Cook and Dyax. Notwithstanding the above, the Parties hereby confirm that Specifications may change over time and shall be effective only if reduced to writing and signed by the quality and/or regulatory representative of both Parties, which quality and/or regulatory representative shall be nominated from time to time by each Party. Any such amendments to Specifications must also reflect, in writing, any corresponding changes to the timing of the Services and any changes to the Pricing detailed in the applicable Work Order.
2.6    Facility Visits and Audits. Dyax's representatives may visit the Facility to observe the progress of, or to audit the Services ("Routine Visits"). Dyax may also have the Facility audited and inspected by competent authorities as required by CGMP. Dyax shall request an appointment for such visits with Cook a minimum of [*****] calendar days before and the Parties will agree on the dates and the scope. Such audit, in excess of [*****] in duration by [*****] per year, [*****], unless agreed otherwise by the Parties in writing. The Parties agree that audits and inspections by Regulatory Authorities can be agreed upon by the Parties within a shorter timeframe. In addition to such Routine Visits, Dyax shall have the right to, and Cook will without undue delay allow for, audits caused by events which could put the quality of Dyax' Product at risk ("For-Cause Audits"). Cook will have the right to audit any sites or laboratories used by Dyax (except for Dyax's contract manufacturers) or any Third Party analytical subcontractor engaged by Dyax in connection with any materials provided by or on behalf of Dyax to Cook as part of the Services.
2.7    Dedicated Equipment.
2.7.1    Cook shall procure the Dedicated Equipment at Dyax’s sole cost, plus applicable Cook markup to cover handling costs, in accordance with the Product Specifications. Cook shall use commercially reasonable efforts to determine whether the Dedicated Equipment conforms to the applicable Product Specifications and will work in the Facility for purpose stated in the relevant Work Order.
2.7.2    Cook may use the Dedicated Equipment only for performing its obligations under this Agreement. Cook shall use the Dedicated Equipment only in accordance with any written instructions prescribed by Dyax or the manufacturer of the Dedicated Equipment, and shall perform such routine maintenance and calibration for the Dedicated Equipment as is reasonably required by such written instructions for an annual maintenance charge to Dyax. All costs for any extraordinary or non-routine maintenance that may be required will be approved in advance by Dyax, and the appropriate relevant Work Order will be revised to reflect any additional maintenance costs that may be required during the Term. Except (i) in connection with such routine maintenance, (ii) as required by the Services, or (iii) as directed in writing by Dyax, Cook shall not make any alterations, additions or improvements to the Dedicated Equipment. All alterations, additions or improvements made to the Dedicated Equipment will be at Dyax’s sole cost and expense.
2.7.3    Dyax shall own and continue to own all right, title and interest in and to any Dedicated Equipment. Dyax assumes any risk of loss, damage, theft or destruction of the Dedicated Equipment while that Dedicated Equipment is in Cook’s possession or on Cook’s premises. Upon termination or expiration of this Agreement, Dyax shall have the right and obligation to, upon reasonable notice, reclaim possession of such Dedicated Equipment at its sole expense (including all costs of disconnection, removal, physical transfer and any subsequent reinstallation and requalification costs). Cook shall reasonably cooperate with Dyax to remove and return such Dedicated Equipment to Dyax in accordance with Dyax’s written instructions and shall invoice Dyax for (i) direct costs incurred and (ii) any damage other than reasonable wear and tear to the Facility incurred as a result of the use and removal of the Dedicated Equipment. Notwithstanding the above, upon termination or expiration of this Agreement, Dyax may offer to sell to Cook, or Cook may offer to purchase from Dyax, the Dedicated Equipment at its then depreciated cost or fair market value, whichever is less. Neither Cook nor Dyax shall be obligated to make or accept such offers. In the event that Dyax has not removed the Dedicated Equipment within [*****] after reasonable notice, the Dedicated Equipment shall be deemed to be abandoned and Cook may dispose of it or use it as it sees fit.

3.    Manufacture and Supply; Forecasting and Ordering

3.1    Production of Drug Product. Dyax shall order and purchase from Cook and Cook shall use Commercially Reasonable Efforts to Produce and Deliver to Dyax quantities of CGMP Drug Product from time to time in accordance with the terms and conditions set out in this Agreement.

3.2    Forecasts, Orders and Capacity.

3.2.1    Forecasts. Commencing on the date of this Agreement and prior to the first day of each subsequent calendar quarter, Dyax will provide to Cook a written [*****]rolling forecast of Dyax’s estimated quantities for each Product (the “Rolling Forecast”). The first [*****] will specify the number of batches to be delivered each [*****] and the second [*****] will specify the number of batches to be delivered each [*****]. Within [*****] Business Days of receipt of the Rolling Forecast, Cook shall notify Dyax if the Rolling Forecast is accepted or rejected. If the Rolling Forecast is not accepted, the Parties shall negotiate in good faith to prepare a mutually acceptable Rolling Forecast that provides reasonable opportunity for Dyax to have reasonable quantities of cGMP Drug Product manufactured by Cook in accordance with this Agreement.
3.2.2    Purchase Orders. Dyax will order full Batches based on the expected yield per Batch. Each Purchase Order must include the requested quantity, Product Availability Date, the Cook Project or Product Code, Unit price, and Purchase Order total dollar amount. Dyax shall not, without the written consent of Cook, designate a Product Availability Date in a Purchase Order earlier than [*****] calendar days from the date Dyax submits the Purchase Order. Cook shall not, without the written consent of Dyax schedule a batch to be manufactured earlier than [*****] calendar days from the Product Availability Date in a Purchase Order. No other terms or conditions contained in any Dyax Purchase Order form(s) shall be binding on Cook. Provided that the Purchase Order is consistent with the [*****] and the conditions above are met, Cook shall accept the Purchase Order and provide a confirmation of receipt including the scheduled Drug Substance thaw date and Product Availability Date. Upon Dyax’s receipt of the confirmation, such Purchase Order shall become a “Firm Order.” If Cook is unable to meet the Dyax’s requested Product Availability Date (except when caused by Dyax’s delay in delivery of Bulk Drug Substance or delays caused by a Component supplier) Cook shall so notify Dyax and provide to Dyax an alternative Product Availability Date which shall not be more than [*****] calendar days later than the initial Product Availability Date designated by Dyax in its Purchase Order. If the Purchase Order is not consistent with the [*****], the Parties shall negotiate in good faith to prepare mutually acceptable Purchase Order terms.
3.2.3    Cancellation of Purchase Orders. If Dyax cancels a Firm Order less than [*****] before the Product Availability Date, Dyax shall pay [*****]% of the Purchase Order amount.
3.2.4    Notwithstanding Section 3.2.3, if Cook fills Dyax’s schedule slot with new business (i.e. work that was not already scheduled for another client at the time of cancellation by Dyax) the Cancellation Fee shall be reduced to [*****]% of the amount otherwise payable hereunder.

3.2.5    Annual Order Increases. Notwithstanding the foregoing, the aggregate increase in any calendar year compared to the previous calendar year shall not exceed [*****] percent ([*****]%) or a total of [*****] batches, whichever is greater, without Cook’s written consent which shall not be unreasonably withheld.

3.3    Drug Product Storage.

3.3.1    In no event shall Cook be required to store Drug Product for more than [*****] days after Cook’s Disposition of Drug Product without Cook’s prior written consent and Dyax’s written agreement to reimburse Cook for all costs incurred in connection with such storage.

3.3.2    In no event shall Cook be required to store more than a [*****] day calendar supply of Drug Substance and Components as calculated using the Firm Order without the prior written consent of Cook and Dyax's written agreement to reimburse Cook for all costs incurred in connection with such storage.

3.3.3    Cook shall not be permitted to store Drug Product, Drug Substance and Components in third party storage facilities without prior written consent by Dyax; such consent will not be unreasonably withheld.

3.4    Supply Deficiencies

3.4.1    If there is a Supply Deficiency, Cook shall promptly notify Dyax, and Cook may take one or more of the following steps to remedy any remaining Supply Deficiency: (i) utilize suitable production capacity of Cook or its Affiliates not then committed to third party customers; and (ii) coordinate and cooperate with Dyax to reschedule Batches of Drug Product ordered hereunder in order to maximize Cook’s ability to rectify the Supply Deficiency while minimizing the disruption to any Purchase Order and/or Work Order then in force with Dyax and other third party customers.
3.4.2    The provisions of this Section 3.4 (“Supply Deficiencies”) shall be the sole liability of Cook and sole remedy of Dyax with respect to any Supply Deficiency. Dyax shall not be entitled to cancel any unfulfilled part of the Production and/or Firm Order or to refuse to accept the Production and/or Firm Order on grounds of late performance, late delivery or failure to produce the estimated quantities of Drug Product for Delivery.
3.5    Government Obligations. Cook is obligated to dedicate its vial line to specified products for up to [*****] upon [*****] notice by the U.S. government. Cook shall inform Dyax of changes to this obligation.

4.    Quality and Regulatory Matters; Changes in Manufacturing

4.1    Quality Assurance and Quality Control. In addition to compliance with this Agreement, each Party shall fulfil its responsibilities as set out in the Quality Agreement. Subject always to the provisions of the Quality Agreement, Cook will not knowingly make any modification to the Master Batch Record as validated), any other Specification, raw materials, components, or testing without the written consent of Dyax. Cook agrees to inform Dyax within [*****] days of the result of any regulatory development or changes to Product Specifications that materially affect the Production of the Product. Cook shall notify Dyax of and require written approval from Dyax for changes to Master Batch Records and Product Specifications prior to the Production of subsequent Batches of Product.
4.2     New Products in the Facility. Cook recognizes that the addition of new products into its multi-product facilities could have an impact on the regulatory status of Drug Product. Cook will provide to Dyax information about the class of new products, but will not provide other clients’ confidential information, as agreed in the Quality Agreement. For the avoidance of doubt, the Parties agree that Cook will notify Dyax within [*****] prior to any other product introduced into the Facility to allow for proper assessment of such product’s impact on Drug Product Production and notification of applicable Regulatory Authorities.

4.3    Changes Mandated by Regulatory Authority.

4.3.1    If Facility, equipment, process or system changes are required of Cook as a result of a change in the regulatory requirements of a Regulatory Authority, and such regulatory changes apply solely and specifically to the production and supply of Drug Product, then Dyax and Cook will review such requirements and agree in writing to such regulatory changes and the cost to implement the changes, and Dyax shall bear the actual pre-approved costs of those changes. If such changes are initiated by the introduction of another product by another Cook client in the facility, than these costs shall be the sole responsibility of Cook.

4.3.2    Notwithstanding anything in Section 4.3.1, if such regulatory changes as described in Section 4.3.1 apply generally to Drug Product as well as to other products produced by Cook, then Cook shall bear the cost of those changes.

4.3.3    If Dyax requests Cook to comply with GMP as regulated under jurisdictions other than FDA and EMA, Dyax will provide Cook with information required to comply with such GMP rules and the Parties will mutually agree if and how the additional requirement can be met.

4.4    Disposition and Batch Record Review. Cook shall complete a Cook Disposition for each Batch of Drug Product. Cook shall ship Batch samples promptly after performance of the final manufacturing process step. On completion of Cook Release of each Batch, and no later than [*****] Business Days following the performance of the final manufacturing process step, Cook shall provide the Batch Record Package for such Batch to Dyax for review. Following receipt of the complete Batch Record Package and all Batch test results Dyax will complete a Dyax Disposition the Batch. Cook may be requested in accordance with the Quality Agreement to assist Dyax in any investigations to support Dyax Disposition. Not later than [*****] calendar days following delivery of the Batch samples and not later than [*****] calendar days after delivery of the complete Batch Record Package to Dyax, Dyax shall communicate to Cook any discovered problem that could result in rejection of the Batch or communicate the Dyax Disposition decision.

4.5    Non-Conforming Batch Drug Product. The provisions below shall apply in the event that: (i) during Cook Disposition of a Batch, it is ascertained that such Batch is a Non-Conforming Batch; or (ii) during Dyax Disposition of a Batch that such Batch is a Non-Conforming Batch within the period set out in Section 4.4 above and Cook accepts that such Batch is a Non-Conforming Batch; or (iii) an independent expert as provided for in Section 4.5.5 below determines that a Batch is a Non-Conforming Batch.

4.5.1    The Non-Conforming Batch shall not be Delivered to Dyax, unless Dyax requests it. If Dyax requests Delivery of the Non-Conforming Batch, Cook shall Deliver such Non-Conforming Batch in accordance with Section 7.

4.5.2    If the Non-Conforming Batch arose other than as a result of a Cook Factor, Dyax shall be obliged to make all payments associated with the manufacture and disposition of such Batch. If the Non-Conforming Batch was not the result of a Cook Factor, and Dyax wishes to replace the Non-Conforming Batch, the Parties will negotiate in good faith to schedule a new Batch. For the avoidance of doubt, if a Batch is rejected by Dyax, and such Batch’s failure is the result of nonconforming Dyax Materials, then such non-conformity shall not be deemed the result of the negligence or willful misconduct of Cook for purposes of this Article 4.

4.5.3    The following provisions shall apply if the Non-Conforming Batch arose as a result of an Cook Factor: (i) if Dyax wishes to take Delivery of the Non-Conforming Batch under Section 4.5.1, the Parties shall agree in writing to a reduction in the consideration payable with respect to such Batch; or (ii) if Dyax does not wish to take Delivery of the Non-Conforming Batch under Section 4.5.1, manufacture of a further Batch shall be undertaken at Cook's cost and expense (excluding cost of Drug Substance but including the cost of materials and Components) and as soon as reasonably practicable and the provisions of Section 2.3.4 shall apply.

4.5.4    In the event that Dyax claims that any Batch was a Non-Conforming Batch, subsequent to Cook Disposition and such non-conformance could not have been reasonably discovered by Dyax during the disposition period described in Section 4.4, then Dyax shall notify Cook in writing promptly after discovery of such latent defect and the Parties shall meet to discuss such matter. If the Parties are unable to agree after consultation with senior management of both Parties, then the matter shall be referred to an independent expert in accordance with the Quality Agreement.

4.5.5    If there is any dispute concerning whether any Batch was a Non-Conforming Batch and/or the reasons therefor, the Parties shall designate a qualified Third Party Laboratory or an independent expert (acting as an expert and not as an arbitrator) to determine whether or not the Batch is a Conforming Batch. The decision of such independent expert shall be in writing and shall be binding on both Cook and Dyax. The costs of such independent expert shall be borne by the Parties equally.

4.6    Regulatory.

4.6.1    Dyax shall have the right and responsibility for determining regulatory strategy, decisions and actions relating to the Drug Product, provided that Cook shall have the right and responsibility for determining regulatory strategy, decisions and actions to the extent relating to (i) the Facility; (ii) Cook quality systems; (iii) any requirement imposed on Cook by a Regulatory Authority or (iv) any other commitments made by Cook to other customers (each an "Cook Regulatory Responsibility"). Dyax shall therefore consult with Cook in relation to the Chemistry, Manufacturing and Controls (CMC) section of any submissions to Regulatory Authorities before submission to such Regulatory Authorities and Dyax shall not make any change to its regulatory filings, which may have an impact on any Cook Regulatory Responsibility without prior agreement with Cook.

4.6.2    Dyax shall have sole responsibility, at Dyax’s expense, for obtaining all permits and licenses necessary or required for the sale, marketing and commercialization of each Product Produced by Cook hereunder. Cook shall be responsible, at Cook’s expense, to obtain and maintain all permits and licenses required for it to carry out its development, regulatory and Production obligations hereunder.

4.6.3    Dyax will diligently pursue Regulatory Approval of marketing licenses for Drug Product Produced by Cook hereunder. Dyax will advise Cook of document requirements in support of BLA, MAA and similar applications required of foreign governments and agencies including amendments, license applications, supplements and maintenance of such. Cook will provide documents and assist Dyax in preparation of submissions to Regulatory Authorities designated by Dyax in support of Dyax’s BLA, MAA and similar applications required of foreign governments and licenses. All regulatory submission preparation and maintenance performed by Cook for Dyax shall be specified in relevant Work Orders.

4.6.4    Cook shall monitor and maintain reasonable records respecting its compliance with CGMPs in the manner provided by the Quality Agreement, including the process of establishment and implementation of the operating procedures and the training of personnel as are reasonably necessary to assure such compliance.

4.6.5    At Dyax’s request, Cook will authorize Regulatory Authorities to review applications related to the Product on Dyax’s behalf. Cook will notify Dyax within [*****] of all contacts with Regulatory Authorities (both written and verbal) related to each Product. Cook shall inform Dyax of the result of any regulatory inspection which directly affects the Production of a Product, including any notice of inspection, notice of violation or other similar notice received by Cook affecting Production, Facility, testing, storage or handling of a Product. In the event of a Regulatory inspection which directly involves Drug Product, Dyax shall be promptly, but no later than [*****] after initiation of inspections, informed of the inspection. In the event that there are inspectional observations, Dyax shall be informed immediately, but no later than [*****] calendar days after receipt of observations, and shall have the opportunity to review and provide Cook with comments to Cook’s response. Dyax shall provide its comments to the response of these observations within [*****] business days. The contents of Cook’s response shall be determined by Cook in its sole discretion

4.6.6     Except as provided in Section 4.6.5, any and all other communications from and to the Regulatory Authorities related to the Production of the Drug Product at the Facility shall be handled in accordance with the terms and conditions of the Quality Agreement, or as otherwise agreed in writing by Cook and Dyax.

4.6.7    Dyax shall be solely responsible for preparing and submitting to the Regulatory Authorities all documents necessary for the Regulatory Approval of Product including adverse drug experience reports, field alert reports, periodic reports and applications for renewals, variations, supplements and amendments. Cook shall prepare and maintain all regulatory filings and manufacturing files, certificates, authorizations, data and other records that directly pertain to the Production of the Drug Product, as further set forth in the Quality Agreement or as otherwise agreed in writing by Cook and Dyax.

4.6.8    Cook shall maintain the records required by the terms and conditions of the Quality Agreement, or as otherwise agreed to in writing by Cook and Dyax in a relevant Work Order. Cook agrees that, in response to any complaint, or in the defense by Dyax of any litigation, hearing, regulatory proceeding or investigation relating to the manufacture of Drug Product, Cook shall use reasonable efforts to make available to Dyax during normal business hours and upon reasonable prior written notice, such Cook employees and records reasonably necessary to permit the effective response to, defense of, or investigation of such matters, subject to appropriate confidentiality protections. Dyax shall reimburse Cook for all costs and expenses incurred by Cook in connection with the performance of Cook’s obligations under the immediately preceding sentence.

4.6.9    Each party promptly shall notify the other of new regulatory requirements of which it becomes aware which are relevant to the Production of a Drug Product under this Agreement and which are required by the FDA, any other applicable Regulatory Authority or other Applicable Laws or governmental regulations, and shall confer with each other with respect to the best means to comply with such requirements.

4.6.10    Dyax shall be the sole owner of all regulatory filings and all governmental approvals obtained by Dyax from any Regulatory Authority with respect to the Product. Notwithstanding the foregoing, and for the avoidance of doubt, all rights in and to Cook Intellectual Property Rights and Cook Confidential Information shall remain entirely vested in Cook.

4.7    Drug Product Recall. If Dyax is required to recall any Product because such Product may violate local, state or federal laws or regulations, the laws or regulations of any applicable foreign government or agency or the Product Specifications, or in the event that Dyax elects to institute a voluntary recall, Dyax shall be responsible for coordinating such recall. Dyax promptly shall notify Cook if any Product is the subject of a recall and provide Cook with a copy of all documents relating to such recall. Cook shall cooperate with Dyax in connection with any recall, at Dyax’s expense. Unless such recall is caused solely by the gross negligence or willful misconduct of Cook or solely by Cook’s breach of its warranties under this Agreement, Dyax shall be responsible for all of the costs and expenses of such recall. In the event a recall, product withdrawal or field correction is necessary because both (i) Cook has delivered a Non-Conforming Drug Product to Dyax, and (ii) such non-conformity is solely due to the gross negligence or willful misconduct of Cook or solely by Cook’s breach of its warranties of Cook, Cook will bear all reasonable costs associated with such recall, product withdrawal or field correction (including but not limited to costs associated with receiving and administering the recalled Product and notification of the recall to those Persons whom Dyax deems appropriate) in accordance with and up to a cumulative total maximum amount set forth in the chart below; notwithstanding the chart below, provided, however, in no event shall Cook's liability for costs associated with such recall, product withdrawal or field correction exceed [*****].

Number of Consignees	Recall Class
	I	II	III
<500	$[*****]	$[*****]	$[*****]
500-2000	$[*****]	$[*****]	$[*****]
2,000-10,000	$[*****]	$[*****]	N/A
10,000-25,000	$[*****]	$[*****]	N/A
>25,000	$[*****] per consignee	$[*****] per consignee	N/A

4.8    Drug Product Testing.
4.8.1    As set forth in a Work Order, Cook shall test, or cause to be tested by third party testing facilities audited by Cook, in accordance with Testing Standards and Procedures, each Batch of Product Produced pursuant to this Agreement before delivery to Dyax. A Certificate of Analysis for each Batch of Product delivered to Dyax shall set forth the items tested by Cook, specifications, and test results. Cook shall send, or cause to be sent, such certificates along with one (1) copy of the Batch Record Package to Dyax within [*****] calendar days after the final manufacturing process step if such Batch requires no investigations and/or additional testing. For the avoidance of doubt, Dyax is solely responsible for final Dyax Disposition of each Batch of the Product.
4.8.2    As set forth in a Work Order or Master Batch Record, Cook shall ship samples of a Batch to the Dyax-specified test laboratories promptly following performance of the final manufacturing step.
4.9    Drug Master File
Cook shall file and maintain the appropriate Drug Master File (“DMF”) and related reference applications (e.g. Facility master file) for its Production of each Product hereunder in accordance with 21 CFR 314.420, or European equivalents of such guidelines and regulations, as may be amended from time to time, at Cook’s expense, and Cook shall provide all needed rights of reference to Dyax for the fee set forth in a Work Order.

5.    Intellectual Property

5.1    Background Intellectual Property. Nothing in this Agreement shall affect the ownership by either Party of any Intellectual Property owned by or in the possession of that Party at the date of this Agreement or Intellectual Property developed independently of this Agreement by any employee of that Party without reference to or reliance upon any of the Confidential Information disclosed by the other Party.

5.2    Non-exclusive License under Background Intellectual Property. Each Party hereby grants to the other Party a non-exclusive, royalty free license to use that Party's Background Intellectual Property during the term of this Agreement solely for the purposes of performing or exercising its rights under this Agreement. The foregoing license grant shall also include any and all information, data and processes developed subsequent to the Effective Date relating to the Production of Drug Product and shall extend beyond termination of this Agreement only as necessary to complete the Production of outstanding Work Orders.

5.3    Disclosure. Subject to the obligations of confidentiality set forth in Section 10.1 (“Confidential Information”), each Party shall disclose to the other Party any and all Inventions made pursuant to the activities undertaken relating to this Agreement at least quarterly or as may otherwise be agreed to in writing by the Parties.

5.4    Inventions. All Project Inventions shall be owned by Cook. To the extent that a Project Invention is patentable, Cook shall have the right but not the obligation to file, prosecute and maintain any patents or patent applications claiming or covering any Project Invention. All Product Inventions shall be owned by Dyax. Dyax shall have the right but not the obligation to file, prosecute and maintain any patents or patent applications claiming all Product Inventions. Each Party shall bear the expense of activities relating to its own filing, prosecution and maintenance of any patent or patent applications provided for by this Section 5.4. Each Party shall execute all writings or take such acts, at the other Party’s expense, as may be reasonably required for either Party to fully enjoy the rights and licenses granted pursuant to this Section 5.4.

5.5    No Implied Licenses. Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be construed as granting, by implication, estoppel or otherwise, any licenses or rights under any patents or other intellectual property rights. Only licenses and rights granted expressly herein shall be of legal force and effect.

5.6    Trademarks.    Dyax grants to Cook a non-exclusive, royalty free license to use the Dyax Trademarks for the sole purpose of allowing Cook to fulfill its responsibilities under this Agreement. Such license shall not be transferable in whole or in part. Dyax shall be solely responsible for selecting, registering and enforcing the Dyax Trademarks used to identify the Product and except as set forth in this Section 5.6 and shall have sole and exclusive rights in such Dyax Trademarks.

6.    Representations; Warranties; Liability; Indemnity and Insurance
6.1    6.1    General. Each Party warrants to the other that:

6.1.1    such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized;
6.1.2    such Party (i) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (ii) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;
6.1.3    this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms;
6.1.4    all necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party in connection with this Agreement have been obtained;
6.1.5    the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of Applicable Laws or regulations and (ii) do not conflict with, or constitute a default under, any contractual obligation of such Party. Cook has informed Dyax, and Dyax acknowledges, that Cook is a US Government contractor and that in an emergency, Cook may be obligated to give US Government production requirements over other production orders; and if this occurs, it shall not be deemed a breach by Cook of its representations and warranties under this clause, or under any other section of this Agreement;
6.1.6    to the best of its knowledge as of the date of this Agreement, each Party’s use of Background Intellectual Property pursuant to this Agreement for the purposes set out in this Agreement will not infringe the Intellectual Property of a Third Party; and
6.1.3    each Party shall secure and maintain in full force and effect during the term of this Agreement policies of insurance providing coverage for (a) Employer's Liability and (b) Public and Products Liability having policy limits, deductibles and other terms appropriate to the conduct of that Party's business, provided that evidence of such insurance in the form of a broker's letter will be made available for examination upon request of the other Party.

6.2    Warranties of Cook

6.2.1    The Services will be performed in accordance with the terms of this Agreement.
6.2.2    It has such permits, licenses and authorizations as are necessary to own its respective properties conduct its business and perform its obligations hereunder.
6.2.3    It, or any of its employees, is not currently debarred, suspended, or otherwise excluded by the FDA or any other Regulatory Authority from conducting business and shall not knowingly use in connection with this Agreement or the services of any person debarred by the FDA.
6.2.4    It will use reasonable endeavors to keep the Drug Substance, the Drug Product, the Dyax Materials, and the Dyax Confidential Information secure and safe from loss and damage in such manner as Cook stores its own material of similar nature.
6.2.5    It will not part with possession of the Drug Substance, the Drug Product, the Dyax Materials, or the Dyax Confidential Information, except solely for the purpose of services at any Third Party Laboratories or approved storage facility that may be required and only with Dyax's advance written permission.
6.2.6    It will not use the Dyax Materials, or the Dyax Confidential Information (or any part thereof) for any other purposes other than performance of Services under this Agreement.
6.2.7    All of the Services will be performed at the Facility unless prior written approval is obtained from Dyax, such approval not to be unreasonably withheld.
6.2.8    It will use only Third Party Laboratories bound to obligations of confidence and assignment rights substantially similar to those obligations of confidence and assignment rights imposed on Cook under this Agreement.
6.2.9    Unencumbered title to Drug Product will be conveyed to Dyax upon Delivery.

6.3    Warranties of Dyax
6.3.1    Dyax shall supply to Cook the Dyax Confidential Information, together with full details of any hazards relating to the Dyax Materials and their storage and use (if applicable). The biological and chemical properties of the Dyax Materials have been evaluated in accordance with FDA’s requirements for use in Phase 1 clinical trials and in a Phase 1a clinical trial and based on this evaluation the Dyax Materials are safe and non-hazardous for purposes of the Services to be performed hereunder. For the avoidance of doubt, the Dyax Materials and the Dyax Confidential Information supplied to remain the property of Dyax.
6.3.2    Dyax hereby grants Cook the non-exclusive right to use the Dyax Materials, and the Dyax Confidential Information for the purpose of this Agreement;
6.3.3    Dyax is not subject to any claim or notice of infringement or misappropriation of any third party intellectual property rights relating to the Dyax Confidential Information, Dyax Intellectual Property Rights and Dyax Materials used by Cook under this Agreement.
6.3.4    To Dyax's knowledge without independent investigation, as of the Effective Date of this Agreement, Dyax has the right to supply the Dyax Materials and the Dyax Confidential Information to Cook and the necessary rights to non-exclusively license or otherwise permit to use the same for the purpose of the Services; and Dyax shall not do or cause anything to be done which would adversely affect their ownership or entitlement to use the same for those purposes.
6.4    Indemnification by Dyax. Dyax will defend, indemnify and hold harmless Cook, its Affiliates and their respective directors, officers, employees and agents (the "Cook Indemnified Parties") from and against all claims, demands, liabilities, damages, penalties, fines, costs and expenses, including reasonable attorneys' and expert fees and costs, and costs or amounts paid to settle (collectively, "Losses") arising from or occurring as a result of a third party's claim (including any third party product liability or infringement claim), action, suit, judgment or settlement to the extent such Losses are due to or based upon: (i) the manufacture of the Product by Dyax or its contract manufacturer, or the sale or use thereof; (ii) negligence, recklessness, bad faith, intentional wrongful acts or omissions or violations of applicable law or regulation by or of Dyax or its Affiliates or their respective directors, officers, employees or agents; or (iii) the breach by Dyax of the terms of, or the inaccuracy of any representation or warranty made by it in this Agreement; except, in each case, to the extent that such Losses arise out of, and are allocable to any cause set forth in Section 6.5(i) or (ii).

6.5    Indemnification by Cook. Cook will defend, indemnify and hold harmless Dyax, its Affiliates and licensees and their respective directors, officers, employees and agents (the "Dyax Indemnified Parties") from and against all Losses arising from or occurring as a result of a third party's claim (including any third party product liability or infringement claim), action, suit, judgment or settlement to the extent such Losses are due to or based upon: (i) the negligence, recklessness, bad faith, intentional wrongful acts or omissions or violations of applicable law or regulation by or of Cook or its Affiliates or their respective directors, officers, employees or agents; or (ii) the breach by Cook of the terms of, or the inaccuracy of any representation or warranty made by it in this Agreement; except, in each case, to the extent that such Losses arise out of, and are allocable to any cause set forth in Section 6.4 (i), (ii) or (iii).

6.6    Claims for Indemnification.

6.6.1    A Person entitled to indemnification under thus Agreement (an "Indemnified Party") shall give prompt written notification to the Party from whom indemnification is sought (the "Indemnifying Party") of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a third party claim as provided in this Section 6.6 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice).

6.6.2    Within [*****] calendar days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense.

6.6.3    The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith; provided further that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel in any one jurisdiction for all Indemnified Parties.

6.6.4    The party controlling such defense shall keep the other party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.

6.6.5    The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party. For the avoidance of doubt, the Indemnifying Party is not obliged to act contrary to a judgment or to an official directive, even if not final and conclusive.

6.7    No Consequential or Punitive Damages. NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES; PROVIDED THAT NOTHING IN THIS SECTION 6.7 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO THIRD PARTY CLAIMS.

6.8    Intellectual Property Indemnity. Each Party shall be liable for and indemnify the other Party against any liability, loss, claim, damage, proceedings and costs whatsoever arising out of any actual or suspected infringement of any Third Party Intellectual Property, including the requirement to pay a license fee to such Third Party for use of such Third Party Intellectual Property during the work under this Agreement (an "IP Infringement") as a result of the Indemnified Party's use in its performance of the work under this Agreement of the Background Intellectual Property provided by the Indemnifying Party, provided that the Indemnified Party: (a) gives notice to the Indemnifying Party of any IP Infringement forthwith on becoming aware of the same and ceases to use the Background Intellectual Property which is the subject of the IP Infringement; (b) gives the Indemnifying Party the right to conduct the defense to any such claim or action with respect to the IP Infringement, and the Indemnified Party does not at any time admit liability or otherwise settle or compromise or attempt to settle or compromise the said claim or action except with the express written consent of the Indemnifying Party; and (c) cooperates with the reasonable instructions of the Indemnifying Party and gives the Indemnifying Party such assistance as it shall reasonably require with respect to the conduct of such defense.

6.9    Liability for Use of Drug Substance and Drug Product. Liability with respect to the use of the Drug Product Delivered to Dyax shall rest solely with Dyax, and Dyax shall indemnify Cook against any liability, loss, damages, costs, legal costs, professional and other expenses whatsoever incurred or suffered by Cook arising out of or with respect to such use of the Drug Substance following its Delivery to Dyax, and/or any Drug Product produced therefrom; provided however, that the forgoing shall not apply to any liability arising out of Cook’s gross negligence or willful misconduct.

6.10    Liability for Use of the Production. Liability with respect to use or operation of the Production (or any part of the Production), by or on behalf of Dyax, other than by Cook under the terms of this Agreement and other than as a result of an infringement of Third Party Intellectual Property due to the incorporation of Cook's Background Intellectual Property for which Cook is obliged to indemnify Dyax under Section 6.8, shall rest solely with Dyax. Dyax shall indemnify Cook against any liability, loss, damages, costs, legal costs, professional and other expenses whatsoever incurred or suffered by Cook arising out of or with respect to use or operation of the Production by or on behalf of Dyax (other than by Cook under this Agreement).

6.11    Limitations. Dyax's sole and exclusive remedy with respect to a Non-Conforming Batch shall be limited to those remedies set out in Section 2.3.4 and 4.5. Other than with respect to indemnification liability for third party claims arising under Article 6, Cook's total liability (whether for breach of contract, negligence, breach of statutory duty and/or other tort, or otherwise, including any associated legal costs) in connection with or as a result of the work carried out under this Agreement [*****]. Neither Party shall be liable to the other for any indirect, consequential or special loss, loss of profits or damage howsoever arising.

6.12    Abatement. Notwithstanding anything to the contrary in this Agreement, in the event that Production is held, in a suit or proceeding, to infringe any intellectual property rights of a third party (or to constitute the misappropriation of a trade secret of a third party) and Production is enjoined, or Cook has an objective basis (confirmed by an opinion of its legal counsel) for believing that it is likely to be found to infringe or constitute a misappropriation, or is likely to be enjoined, then Cook shall, at its option, either (i) procure the right to continue Production at its own expense or (ii) modify the Production so that it becomes non-infringing or no longer constitutes a misappropriation, provided that Dyax is advised of such modification and determines that it has no adverse effect; provided, however, that if (a) and (b) are not reasonably practicable, then Cook shall have the right, in its sole discretion, to terminate this Agreement, effective upon the date the notice is given, by giving Dyax prior written notice of the termination.
6.13    Waiver of Subrogation. All Cook-Supplied Components and equipment used by Cook in the Production of Product (collectively, “Cook Property”) shall at all times remain the property of Cook and Cook assumes risk of loss for such property until delivery of Product to a common carrier as specified under Section 7.2. Cook hereby waives any and all rights of recovery against Dyax, or against its directors, officers, employees, agents or representatives, for any loss or damage to Cook Property to the extent the loss of damage is covered or could be covered by insurance (whether or not such insurance is described in this Agreement). Dyax assumes all risk of loss for all Dyax Materials supplied by Dyax, and all Product (collectively, “Dyax Property”). Dyax hereby waives any and all rights of recovery against Cook, or against its directors, officers, employees, agents or representatives, for any loss or damage to the Dyax Property to the extent the loss of damage is covered or could be covered by insurance (whether or not such insurance is described in this Agreement), unless such loss is the result of Cook’s gross negligence or willful misconduct.
6.14    Limitations an Essential Element of the Agreement. The Parties are willing to enter into this Agreement only in consideration of and in reliance upon the provisions of this Agreement limiting their exposure to loss or liability.  Such provisions are an essential part of the bargain underlying this Agreement and have been reflected in the pricing and other consideration specified in this Agreement.  Both Parties understand and agree that the exclusion of warranties, limitation of liability and the limitation of remedies allocate risks between the Parties as authorized under Applicable Laws.
6.15    Survival. The obligations of Cook and Dyax and under this Article 6 shall survive the termination or expiration of this Agreement, subject to the statutory periods of limitation of the Governing Law.

7.    Supply of Materials; Delivery; Transportation of Product
7.1    Supply of Materials by Dyax. If requested by Cook, Dyax will make all materials to be supplied by it and all required information available to Cook’s Facility (DDP) (Incoterms 2010). Dyax is responsible for the suitability of the materials and information for the Services. Upon Dyax' request Cook will liaise with and assist Dyax or Dyax' nominated transportation agent to arrange transportation of products in the name of Dyax from or to the production site. Dyax shall inform Cook´s incoming goods department and the project manager of any Delivery to be made at least [*****] Business Days before any such Delivery to Cook is initiated.

7.2    Delivery. Conforming Batches may be Delivered to Dyax. All shipments will be Ex Works (EXW) (IncoTerms 2010) from the Facility, except that Cook will be responsible for packaging the Product as specified in the Batch Production Record, and Dyax shall bear all shipping and insurance charges as set out in the applicable Work Order, which means that (a) Product will be Delivered from the Facility to Dyax's carrier; and (b) risk of loss to Product shall pass to Dyax upon Delivery to the carrier.
7.3    Packaging and Labeling. Unless otherwise agreed, Cook shall package and label Product for Delivery in accordance with its standard operating procedures and in accordance with required shipping conditions. It shall be the responsibility of Dyax to inform Cook in writing in advance of any special packaging and labeling requirements for Product. All additional costs and expenses of whatever nature incurred by Cook in complying with such special requirements must be agreed to in advance in writing and will be charged to Dyax in addition to the Price.
7.4    Acceptance of Delivery. Dyax shall diligently examine the Product as soon as practicable after receipt. Notice of all claims arising out of:
7.4.1    Visible damage to or total or partial loss of Product in transit will be given in writing to Cook and the carrier within [*****] Business Days of receipt by Dyax; or
7.4.2    Non-Delivery will be given in writing to Cook and the carrier within [*****] calendar days after the receipt by Dyax of Cook's dispatch notice.
7.5    Damage Claims. Dyax shall make damaged Product and associated packaging materials available for inspection and shall comply with the reasonable requirements of any insurance policy covering the Product, for which notification has been given by Cook to Dyax. Cook shall offer Dyax all reasonable assistance in pursuing any claims arising out of the transportation of Product.
8.    Records. Records of Services shall be kept available for Dyax's review at the Facility where the Services were performed (or a Third Party facility on behalf of the Cook facility). Cook will retain Batch, laboratory and other technical records ("Records") of Services for the longer of ten (10) years or for the minimum period required by applicable law and consistent with FDA regulations and guidance relating to the manufacture or testing of products intended to support an application for regulatory approval. To the extent that raw data from Services or descriptions of any of Cook's protocols, test methods, or SOPs are not included in the Dyax-approved protocol Work Order, or report pertaining to any particular Service and are required by a competent regulatory authority, Cook will upon written request by Dyax provide a copy of such raw data or relevant portions of such protocols, test methods, or SOPs to be used solely for purposes of such regulatory submission under the provisions of Confidentiality in accordance with Section 10. In the event Cook proposes to dispose of Records Cook shall provide Dyax written notice thereof. If within [*****] calendar days after such notice Dyax requests any Records, Cook shall provide to Dyax at Dyax's expense such Records rather than disposing thereof. Cook may, however, retain copies of any Records as are reasonably necessary for regulatory or insurance purposes, and to abide by the relevant commercial and tax law provisions, subject to Cook's obligation of confidentiality. Notwithstanding anything to the contrary in this Agreement, Cook shall not be required to destroy any computer files stored securely by Cook that are created during automatic system back-up.
9.    Price and Terms of Payment
9.1    Price. Dyax shall pay the Price in accordance with the relevant provisions detailed in the relevant mutually agreed upon Work Order. The price in the relevant Purchase Order or Work Orders shall be the same as the price in Appendix A of this Agreement, subject to the provisions of Section 9.2. Dyax will not reimburse Cook for use of materials which are in excess of the quantities specified in the bill of materials or any agreed backup materials.

9.2    Price Increase. Beginning on the [*****] anniversary of the Effective Date, and on each succeeding anniversary of the Effective Date during the term of this Agreement, the then-current price for a Batch of CGMP Product shall be increased by the annual percentage increase, if any, for the most recent [*****] period for which figures are available in the [*****]. Price increases shall be effective for all new Work Orders placed after the applicable anniversary.
9.3    Payment. Cook shall generate invoices for all fees and cost reimbursements. Invoices for Product will be sent after completion of the relevant Work Order and/or Cook Disposition of each Batch of Drug Product, as applicable, and title to Product shall pass to Dyax upon such Cook Disposition. Invoices for cost reimbursement will be sent not less than monthly and include reasonable documentation of costs incurred. Unless otherwise indicated in writing by Cook, [*****]. Dyax shall pay undisputed invoices within [*****] days of receipt of a correct invoice. Invoices not disputed within [*****] days of receipt shall be deemed accepted and payment shall be made without deduction, deferment, set-off, lien or counterclaim of any nature. For the avoidance of doubt, the Parties acknowledge that an invoice for a Non-Conforming Batch will be considered to be a disputed invoice and subject to Section 4.5.5. Such invoice shall not be due and payable under this Section 9.3 until the final decision of such independent expert. Payments may either be made by check or wire transfer of immediately available funds to the following account or such other account as Cook may designate from time to time:

By Wire: [*****] [*****] A/C Name: [*****] A/C#: [*****] ABA#: [*****] International swift code: [*****] International wire routing number: [*****]

9.4Payment Default. Invoices that remain unpaid more than [*****] days beyond the scheduled payment due date may be subject to an interest charge equal to the annual rate of [*****] interest [*****], interest to accrue on a [*****] basis both before and after judgment.
9.5    Taxes.     Unless otherwise indicated in writing by Cook, all prices and charges are exclusive of any applicable taxes, levies, import duties, Goods and Services Tax (GST), Value Added Tax (VAT), and fees of whatever nature, imposed by or under the authority of any governmental body, all of which shall be paid by Dyax (other than taxes on Cook’s net income). Indiana sales tax shall be charged on all applicable transactions unless Dyax has provided to Cook a properly completed Indiana Exemption Certificate (Form ST-105). To the extent that Dyax has located at the Facility, Dedicated Equipment or other personal property that is subject to property tax, Cook may be obligated to report such property, and Dyax shall be obligated to file and pay all applicable Monroe County, Indiana property taxes.
10.    Confidentiality
10.1    Confidential Information. Each Party agrees that during the Term of this Agreement and for a period of [*****] years thereafter, it will keep the Confidential Information of the other Party secret and confidential, respect the other Party’s proprietary rights therein and make use of and permit to be made use of such information only as necessary to perform its obligations and exercise its rights under this Agreement. Neither Party may disclose or permit the Confidential Information of the other Party to be disclosed to any third party except as expressly provided herein without the other Party’s prior written consent.
10.2    Disclosure of Confidential Information. Dyax and Cook shall grant access to the Confidential Information only to Affiliates, subcontractors, employees, consultants, marketing collaborators and contractors who reasonably need to know such information for purposes such Party’s exercise of its rights or performance of its obligations under this Agreement and who are subject to the same obligations of confidentiality as Cook and Dyax under appropriate confidentiality agreements.
10.3    Exceptions to Confidentiality. The obligations of Article 10 shall not apply to Confidential Information to the extent that it:
10.3.1 is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party in breach of Section 10.1 (“Confidential Information”), generally known or available;
10.3.2    is known by the receiving Party at the time of receiving such information, as shown by contemporaneous written records predating such receipt;
10.3.3    is furnished after the Effective Date to the receiving Party by a third party, without breach of and not subject to any obligation of confidentiality; or
10.3.4    is independently developed by the receiving Party without use of or reference to Confidential Information of the other Party, as shown by independent written records, contemporaneous with such development.
10.3.5    Cook or Dyax is required to disclose under any statutory, regulatory, stock exchange or similar legislative requirement or court order, provided, however, that (i) receiving Party gives the disclosing Party prior written notice of such required disclosure and assists the disclosing Party in its reasonable efforts to prevent or limit such disclosure; and (ii) the Confidential Information so disclosed otherwise remains the Confidential Information of the disclosing Party.
10.4    Return of Confidential Information. Upon any expiration or termination of this Agreement, each Party will use diligent efforts to return or destroy all Confidential Information of the other Party and copies, summaries, compilations, extracts or other derivatives thereof, except to the extent such Confidential Information is necessary to exercise any right surviving termination of this Agreement. Additionally, each Party will be allowed to keep one archival copy of any Confidential Information of the other Party solely for record keeping and for the purpose of determining its rights and obligations hereunder.
10.5    Restrictions on Soliciting or Hiring Employees.  During the Term of the Agreement and for [*****] months after the Agreement terminates or expires, neither Party shall not, directly or indirectly, solicit, hire, employ or attempt to solicit, hire or employ any person who is or was an employee of the other Party during the Term (or the following [*****] months), or in any other way directly or indirectly seek to solicit, induce, bring about, influence, promote, facilitate, or encourage any such individual to work for the other Party.
10.6    Remedies. Each Party acknowledges and agrees that neither Party shall have an adequate remedy at law for a violation of this Article 10 and therefore shall be entitled to enforce this Article 10 by seeking temporary or permanent injunctive or mandatory relief obtained in any court of competent jurisdiction without prejudice to any other rights and/or remedies which may be available to such Party at law or in equity.
10.7    Use of Name. Except as set forth in Section 5.6, neither Party shall use the name or trademarks of the other Party, except to the extent that a Party is permitted to use the Confidential Information of the other Party or required to do so pursuant to this Article 10, without the prior written consent of such other Party, such consent not to be unreasonably withheld. Under no circumstances shall either Party state or imply in any promotional material, publication or other published announcement that the other Party has tested or approved any product.
10.8    Survival. The obligations of Cook and Dyax under this Section 10 shall survive the termination or expiration of this Agreement.
11.    Term and Termination
11.1    Term. This Agreement will expire on the later of (a) five (5) years from the Effective Date or (b) the completion of all Services under the last Work Order executed by the Parties prior to the fifth anniversary of the Effective Date. This Agreement may be extended by mutual agreement of the Parties or earlier terminated in accordance with Section 11.2. or 11.3. Upon request of extension of this Agreement by Dyax, Cook shall notify Dyax of its acceptance or rejection of such request for extension in writing no later than [*****] calendar days from the date of such request by Dyax.
11.2    Termination without Cause.
11.2.1    Dyax may, in its sole discretion terminate this Agreement or any Work Orders at any time for any reason or no reason by giving not less than [*****] calendar days’ notice in writing to Cook. In the event of termination pursuant to this Section 11.2.1, Dyax shall pay Cook for all Services covered by any Work Order that have been performed or irrevocably committed as of the termination date, except that the terms of Sections 3.2.3 and 3.2.4 shall apply.
11.2.2    Cook may in its sole discretion terminate this Agreement or any Work Order at any time for any reason or no reason by giving not less than [*****] months’ notice in writing to Dyax. During such notice period, Cook shall (i) continue all work in progress, (ii) develop a mutually agreeable schedule for the Batches in the most recently accepted Rolling Forecast, (iii) Produce and complete Cook Disposition all Batches in accordance with the mutually agreeable schedule, and (iv) Cook shall provide to Dyax all completed and in progress deliverable for such Services and both Parties shall remain liable to each other for their respective obligations under this Agreement. In the event of termination pursuant to this Section 11.2.2 Dyax shall pay Cook for Services performed.

11.3    Termination for Cause. Cook and Dyax may each terminate this Agreement by notice in writing to the other upon the occurrence of any of the following events:
11.3.1    If the other commits a material breach of this Agreement which in the case of a breach capable of remedy is not remedied to the reasonable satisfaction of the non-breaching Party within [*****] calendar days of the receipt by the other of written notice identifying the breach and requiring its remedy; or

11.3.2    Any Party may terminate this Agreement at any time by giving notice in writing to the other Party, if the other Party files a petition of any type as to its bankruptcy, is declared bankrupt, becomes insolvent, makes an assignment for the benefit of creditors, goes into liquidation or receivership, otherwise loses legal control of its business or ceases to carry on its business.
11.4    Termination for Insolvency. Subject to any limitations imposed by applicable law, either Party shall have the right to terminate this Agreement by giving notice to the other Party in the event that:
11.4.1    Such other Party shall have: (i) voluntarily commenced any proceeding or filed any petition seeking relief under the bankruptcy, insolvency or other similar laws of any jurisdiction, (ii) applied for, or consented to, the appointment of a receiver, trustee, custodian, sequestrator, conciliator, administrator or similar official for it or for all or substantially all of its property, (iii) filed an answer admitting the material allegations of a petition filed against or with respect to it in any such proceeding, (iv) made a general assignment for the benefit of creditors of all or substantially all of its assets, (v) become unable generally, or admitted in writing its inability, to pay all or substantially all of its debts as they become due, or (vi) taken corporate action for the purpose of effecting any of the foregoing; or
11.4.2    An involuntary proceeding shall have been commenced, or any involuntary petition shall have been filed, in a court of competent jurisdiction seeking: (i) relief with respect to such other Party, or of its property, under the bankruptcy, insolvency or similar laws of any jurisdiction, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conciliator, administrator or similar official for such other Party or for all or substantially all of its property, or (iii) the winding-up or liquidation of such other Party; and, in each case, such proceeding or petition shall have continued undismissed for [*****] days or an order or decree approving or ordering any of the foregoing shall have continued unstayed, unappealed and in effect for [*****] days.
11.5    Rights and Obligations upon Termination. Upon the termination of this Agreement for whatever reason:
11.5.1    Cook shall continue to operate as normal during the period following notice of termination and shall provide to Dyax all completed deliverables for such Services, and forecasting, ordering, manufacture and Delivery shall continue until the date of actual termination. Cook shall promptly return to Dyax all Dyax Confidential Information, and shall dispose of or provide to Dyax the Dyax Materials as directed by Dyax upon termination;
11.5.2    Dyax shall promptly return to Cook or destroy all Cook Know-How and Cook Confidential Information it has received from Cook;
11.5.3    At Dyax's request on termination, Cook shall provide reasonable cooperation to assist Dyax with technical transfer of the Production to an alternative manufacturer, subject to payment of a reasonable fee to Cook with respect to such transfer activity; and
11.5.4 Cook and Dyax shall do all such acts and things and shall sign and execute all such deeds and documents as the other may reasonably require to evidence compliance with this Section 11.5.
11.6    Survival. The following provisions shall survive termination: Sections 3.1, 3.2.2 thru 3.2.4 and 11.5, and Articles 4 thru10 and 12 thru 14.
12.    Force Majeure. Neither Party shall be liable for failure to perform its obligations under this Agreement (or for a delay in the performance of such obligations), and neither shall be deemed in breach of its obligations, if such failure or delay is due to Force Majeure. In event of Force Majeure, the Party affected thereby shall use commercially reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder. If an event of Force Majeure continues and causes a Party to delay its performance of its obligations for more than [*****] days, then the other Party shall have the right upon written notice to terminate this Agreement without any liability to the other Party.

13.    Mediation, Arbitration, Governing Law, Jurisdiction, and Enforceability
13.1    Mediation. In the event of any dispute, controversy or claim arising out of or relating to this Agreement that the Steering Committee is unable to resolve, or the breach, termination or invalidity thereof, each Party shall by written notice to the other have the right to have such dispute referred to the executive management of Cook and Dyax for attempted resolution by good faith negotiations within [*****] calendar days after such notice is received. If resolved, the resolution shall be binding and final. If such executive management is unable to resolve such dispute within the [*****] calendar day period, and before arbitration is initiated, then the following shall apply:

13.1.1    If the dispute is predominantly concerned with a scientific or technical issue then the entire dispute shall be referred to an independent expert, appointed jointly by the Parties. If the Parties cannot agree on an independent expert, Section 13.2 shall apply. The decision of the independent expert shall be given in writing and considered final and binding on the Parties except if there has been a manifest error on the face of the decision whereupon the Parties may revert to their respective remedies under Section 13.2.
13.1.2 If the dispute is predominantly concerned with an issue other than scientific or technical then the Parties shall participate in a mediation that will last no less than [*****] hours unless the dispute is resolved before such time. Notwithstanding the requirement for the Parties to submit to mediation for a minimum of [*****] hours, neither Party will be required to participate in mediation for longer than [*****] hours. Any mediation will take place a mutually agreeable venue, and will be officiated by a mutually agreeable mediator identified and engaged by the Parties, the cost and fees for whom shall be borne equally by the Parties. In the event the Parties' efforts to reach an amicable resolution through mediation or other informal means are unsuccessful, either Party may invoke the provisions of Section 13.2. Any settlement reached by the Parties under this Section shall not be binding until reduced to writing and signed by the above-specified management of Cook and Dyax. When reduced to writing, such agreement shall supersede all other agreements, written or oral, to the extent such agreements specifically pertain to the matters so settled.
13.2    Arbitration. In the event of the failure to reach a resolution pursuant to Section 13.1, any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by binding arbitration in accordance with the complex rules of the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of this Agreement by a panel of three arbitrators who shall be experienced in the biopharmaceutical industry and who will be appointed in accordance with such rules. The place of arbitration will be New York, New York, and the Parties shall share equally filing fees, arbitrator fees or other costs of such proceedings, except that each Party shall bear its own attorney's fees, and other out-of-pocket arbitration expenses, unless the arbitrators decides otherwise.
13.3    Governing Law and Jurisdiction. The construction, validity and performance of this Agreement shall be governed by the laws of the State of New York.
13.4    Waiver. No failure or delay on the part of either Cook or Dyax to exercise or enforce any rights conferred on it by this Agreement shall be construed or operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege or further exercise thereof operate so as to bar the exercise or enforcement thereof at any time or times thereafter.
13.5    Severability. The illegality or invalidity of any provision (or any part thereof) of this Agreement shall not affect the legality, validity or enforceability of the remainder of its provisions or the other parts of such provision as the case may be. The Parties shall replace the illegal or invalid provision with a legal and valid provision that as closely as possible reflects the intent and economic effect of the illegal or invalid provision.

14.    Miscellaneous
14.1    Assignment. Neither Party shall be entitled to assign, transfer, charge or in any way make over the benefit and/or the burden of this Agreement without the prior written consent of the other which consent shall not be unreasonably withheld or delayed, save that either Party shall be entitled without the prior written consent of the other Party to assign, transfer, charge, sub-contract, deal with or in any other manner make over the benefit and/or burden of this Agreement to an Affiliate or to any company with which such assigning Party may merge or to any company to which such assigning Party may transfer its assets and undertakings to which the Agreement relates. In this case the assigning Party remains jointly and severally liable for claims arising out of this Agreement.
14.2    Independent Contractors. Cook and Dyax each acknowledge that they shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture, agency or any type of fiduciary relationship. Neither Cook nor Dyax shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of the other Party to do so.
14.3    Affiliate(s). Any licenses granted under this Agreement by Dyax will be deemed to be granted both to Cook and Cook’s Affiliate(s). Cook shall cause its any of its Affiliate(s) that are in involved in providing the Services to Dyax to comply fully with the provisions of this Agreement to the extent such provisions specifically relate to, or are intended to specifically relate to, its Affiliate(s).

14.4    Counterparts/Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall have the same force and effect as original signatures.
14.5    Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one Party to the other are, for all purposes of Section 365(n) of Title XI of the United States Code (“Title XI”), licenses of rights to “intellectual property” as defined in Title XI. During the Term of this Agreement each Party shall create and maintain current copies to the extent practicable of all such intellectual property. If a bankruptcy proceeding is commenced by or against one Party under Title XI, the other Party shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property developed or created by the Parties pursuant to this Agreement, and the same, if not in the possession of such other Party, shall be promptly delivered to it (a) upon such Party’s written request following the commencement of such bankruptcy proceeding, unless the Party subject to such bankruptcy proceeding, or its trustee or receiver, elects within [*****] days to continue to perform all of its obligations under this Agreement, or (b) if not delivered as provided under clause (a) above, upon such other Party’s request following the rejection of this Agreement by or on behalf of the Party subject to such bankruptcy proceeding. If a Party has taken possession of all applicable embodiments of the intellectual property of the other Party pursuant to this Section 12.14 (“Bankruptcy”) and the trustee in bankruptcy of the other Party does not reject this Agreement, the Party in possession of such intellectual property shall return such embodiments upon request. If a Party seeks or involuntarily is placed under Title XI and the trustee rejects this Agreement as contemplated under 11 U.S.C. 365(n)(1), the other Party hereby elects, pursuant to Section 365(n) of Title XI, to retain all rights granted to it under this Agreement to the extent permitted by Applicable Law.
14.6    Exporter of Record. Dyax shall be the exporter of record for any Product shipped out of the United States. Dyax warrants that all shipments of Product exported from the United States will be made in compliance with all export laws and regulations and all applicable import laws and regulations of the country of importation. Dyax shall be responsible for obtaining any licenses or government authorization(s) necessary for exportation from the United States, and for ensuring that all domestic and international shipments are made in accordance with all applicable laws and regulations, including but not limited to Department of Transportation and Department of Homeland Security regulations related to transportation of biological agents. Dyax’s designated carrier and freight forwarder shall solely be Dyax’s agent. Dyax shall select and pay the freight forwarder and such designated freight forwarder shall solely be responsible for preparing and filing any relevant declarations or other documents required for the export. Dyax shall bear all costs and expenses associated with this Section 12.15 (“Exporter of Record”).
14.7    Importer of Record. In the event any material or equipment to be supplied by Dyax, including without limitation Dyax-Supplied Components and Bulk Drug Substance, is imported into the United States for delivery to Cook (“Imported Goods”), such Imported Goods shall be imported DDP Bloomington, IN (Incoterms 2010). Dyax shall be deemed to be the “Importer of Record” of such Imported Goods. As the Importer of Record, Dyax shall be responsible for all aspects of the Imported Goods including, without limitation (a) payment of all tariffs, duties, customs, fees, expenses and charges payable in connection with the importation and delivery of the Imported Goods, and (b) keeping all records, documents, correspondence and tracking information required by applicable laws, rules and regulations arising out of or in connection with the importation or delivery of the Imported Goods.
14.8    Quality Agreement. The safety, quality control, and quality assurance aspects of the Services relating to Drug Substance or Drug Product shall be pursuant to the Quality Agreement. In the event of a conflict between the provisions of this Agreement and the provisions of the Quality Agreement, the provisions of this Agreement shall govern.
14.9    Notices. All notices to be given as required in the Agreement shall be in writing and may be delivered personally, or mailed either by a reputable overnight carrier with required receipt signature or certified mail, postage prepaid to the Parties at the addresses set forth above or at such other address as either Party may provide by written notice to the other Party in accordance with the provisions of this Section 14.9. Such notice shall be effective: (i) on the date sent, if delivered personally; (ii) the date after delivery if sent by overnight carrier; or (iii) on the date received if sent by certified mail.
(i)If to Dyax:

Dyax Corp
55 Network Drive
Burlington, MA 01803
Attn: General Counsel
(ii)If to Cook:

Cook Pharmica LLC

1300 South Patterson Drive
Bloomington, Indiana 47403
Attention: President

With a copy to:
Cook Group, Inc.
750 Daniels Way
Bloomington, IN 47402
Attention: General Counsel

14.10    Press Releases. The text of any press release or other communication to be published by or in the media concerning the subject matter of this Agreement shall require the prior written approval of Cook and Dyax.
14.11    Entire Agreement. This Agreement, together with the Appendices and Work Orders attached hereto, embody the entire understanding of Cook and Dyax and there are no promises, terms, conditions or obligations, oral or written, expressed or implied, other than those contained in this Agreement. The terms of this Agreement shall supersede all previous agreements (if any) which may exist or have existed between Cook and Dyax relating to the Services.
14.12    No Third Party Beneficiaries. The Parties to this Agreement do not intend that any terms hereof should be enforceable by any person who is not a Party to this Agreement.
14.13    Counterparts. This Agreement may be executed in two or more counterparts, and each such counterpart shall be deemed an original thereof.
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by its duly authorized representatives as of the Effective Date.

Cook Pharmica LLC                Dyax Corp.
By: /s/Ted M. Green         By: /s/Gustav Christensen
Name : Ted M. Green         Name: Gustav Christensen
Title: President         Title: Chief Executive Officer
Date: 3/2/2015          Date: 2/23/15

Appendix A - Services
Services, Scope, Cost & Milestones
(Work Order)

Appendix B - Specifications

[*****]

Appendix C - Quality Agreement

AMENDMENT 1 TO THE
Manufacturing Services Agreement

This Amendment to the Manufacturing Services Agreement (the “Agreement”) made and entered into as of February 20, 2015 (the "Effective Date") is entered into by and between Cook Pharmica LLC, an Indiana limited liability company having its principle place of business at 1300 South Patterson Drive, Bloomington, Indiana 47403 (“Cook”) and Dyax Corp., a company organized under the laws of the State of Delaware, USA, having a principle place of business at 55 Network Drive, Burlington, Massachusetts, USA ("Dyax"). Cook and Dyax are referred to herein individually as a "Party" and collectively as the "Parties.”

NOW, the Parties hereto amend the Agreement as follows:

1.    Section 4.5.2 shall be deleted and replaced with the following:

“If the Non-Conforming Batch arose other than as a result of a Cook Factor, Dyax shall be obliged to make all payments associated with the manufacture and disposition of such Batch. If the Non-Conforming Batch was not the result of a Cook Factor, and Dyax wishes to replace the Non-Conforming Batch, the Parties will negotiate in good faith to schedule a new Batch. For the avoidance of doubt, if a Batch is rejected by Dyax, and such Batch’s failure is the result of nonconforming Dyax Materials, then such non-conformity shall not be deemed the result of the negligence or willful misconduct of Cook for purposes of this Article 4. In addition, Dyax acknowledges and agrees that if a Batch is deemed to be Non-Conforming either because: (i) the Dyax Materials being used under quarantine are the cause of such Non-Conformance, or (ii) if Cook is unable to release the Batch due to the failure of Dyax Materials to meet specifications at the time the Dyax Materials were delivered to Cook, Dyax shall not be relieved of its obligation to pay Cook for such Non-Conforming Batch.”

2.    No change or modification of this Amendment shall be valid or binding upon the Parties unless such change or modification is in writing and duly executed by the Parties.
4.    Except as specifically set forth herein, all other terms and conditions of the Agreement shall remain unchanged and in full force and effect.
5.    This Amendment comes into force with the Effective Date of the Agreement.
(Rest of page intentionally left blank; signatures follow on the next page)

Signed on behalf of Cook Pharmacia LLC Date: 7/22/2015 Signature: /s/Tedd M. Green Printed Name: Tedd M. Green Position: President
Signed on behalf of Dyax Corp. Date: 7/17/2015 Signature: /s/Christopher Perley Printed Name: Christopher Perley Position: Sr. Vice President, Technical Operations